Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential Investment Portfolios, Inc.:

We consent to the use of our reports, dated November 19, 2018, with respect to the financial statements of PGIM Balanced Fund (formerly Prudential Balanced Fund), PGIM Conservation Allocation Fund (formerly Prudential Conservative Allocation Fund), and PGIM Moderate Allocation Fund (formerly Prudential Moderate Allocation Fund), each a series of Prudential Investment Portfolios, Inc., as of September 30, 2018, and for each of the years or periods indicated therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Miscellaneous — Independent Registered Public Accounting Firm”, “Exhibit A: Form of Plan of Reorganization for the PGIM Conservative Allocation Fund” and “Exhibit B: Form of Plan of Reorganization for the PGIM Moderate Allocation Fund” in the prospectus/proxy statement.

New York, New York

December 26, 2018